UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2020 ( April 24, 2020 )

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael M. Philipp

c/o Morgan Lewis & Bockius LLP

77 West Wacker Drive

Chicago, Illinois 60601

and

Richard F. Morris

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
ProShares Ultra Bloomberg Crude Oil	UCO	NYSE Arca
ProShares UltraShort Bloomberg Crude Oil	SCO	NYSE Arca

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

The Prospectus and Disclosure Document for each Fund is hereby revised to reflect that:

In light of recent extraordinary conditions and volatility in crude oil markets and related Financial Instruments, each Oil Fund will seek to transition approximately 1/3 of its current portfolio from exposure to July 2020 WTI crude oil futures contracts into longer-dated exposure, specifically exposure to September 2020 WTI crude oil futures contracts. Each Fund expects to complete this transition by the close of business today, April 24, 2020.

Exposure to longer-dated futures contracts could have a significant impact on the performance of the Oil Funds since these contracts currently are not included in the Funds’ benchmark, the Bloomberg WTI Crude Oil SubIndex. As a result, the performance of each Oil Fund should not be expected to correspond to two times (2x), or two times the inverse (-2x), as applicable, of the daily performance of its benchmark, and each Fund’s performance could differ significantly from its stated investment objective. In addition, to the extent an Oil Fund has exposure to longer-dated WTI crude oil futures contracts, the performance of the Fund should be expected to deviate to a greater extent from the “spot” price of WTI crude oil than if the Fund had exposure to shorter-dated futures contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 24, 2020

ProShares Trust II

/s/ Todd B. Johnson
Todd B. Johnson Principal Executive Officer